UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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LOWE’S COMPANIES, INC.

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Explanatory Note

On April 15, 2021, Lowe’s Companies, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually via live audio webcast at 10:00 a.m., Eastern Time, on Friday, May 28, 2021. The Company recently determined that the supporting statement to Proposal 4, a shareholder proposal, included in the Proxy Statement as originally filed inadvertently does not reflect minor revisions that the shareholder proponent submitted to the Company after his initial submission of the proposal. This filing sets forth in full Proposal 4 with the revised supporting statement and the Statement of the Company’s Board of Directors opposing the shareholder proposal. The first paragraph of Proposal 4, which appears below and sets forth the text of the shareholder’s proposal, was not revised and is the same as set forth in the Proxy Statement, and the Board of Director’s statement opposing this shareholder proposal is the same as set forth in the Proxy Statement.

Proposal 4: Shareholder Proposal Regarding Amending the Company’s Proxy Access Bylaw to Remove Shareholder Aggregation Limits

John Chevedden has informed the Company that he intends to present the proposal set forth below for consideration at the Annual Meeting.

Proposal 4—Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. To assemble 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management—then management might arbitrarily claim that 10 shareholders do not meet the requirements (since the Lowe’s Board of Directors is the self-proclaimed almighty authority in interpreting the LOW proxy access rules) and management might convince another 10 shareholders to drop out—leaving 20 shareholders.

But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders. And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that are 3000-words of dense legalese—because a single shareholder always takes the risk that one will be the 21st shareholder that could be eliminated after a substantial investment of time by the arbitrary ration of 20 shareholders.

More emphasis should be given to improving proxy access because of new limitations on shareholder rights. The shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments are screened out by management.

For example the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button that was used to quash constructive shareholder criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.

Currently it takes the formal backing 20% of Lowe’s shares that typically cast ballots at the annual meeting, to call a special shareholder meeting. Plus LOW shareholders are denied in perpetuity the right to act by written consent by the backward laws of North Carolina in regard to shareholder rights. And Mr. Richard Dreiling, Chairman of the Lowe’s Board, received 20-times the negative votes of 2 of his LOW director peers.

Please vote yes:

Improve Our Catch-22 Proxy Access—Proposal 4

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Lowe’s Board of Directors’ Statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that it is not in the best interests of our shareholders. Our current proxy access bylaw provides shareholders with a meaningful opportunity to nominate directors, aligns with market practice and complements our other strong governance practices.

Lowe’s Has Already Implemented a Proxy Access Bylaw Which Strikes the Right Balance Between Promoting Shareholder Rights and Protecting the Interests of Shareholders

The Board adopted proxy access in March 2016. As a result, our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding Common Stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of (i) two or (ii) 20% of the Board or, if such amount is not a whole number, the closest whole number below 20%, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws applicable for all director nominees. When our Board adopted these terms, commonly referred to as a 3/3/20/20 proxy access standard, it evaluated a number of different factors. Those factors included providing shareholders meaningful participation in the director nomination process, as well as the importance of instituting reasonable procedural requirements, such as limiting the number of shareholders that may aggregate their share ownership to achieve the 3% nominating group threshold.

After reviewing this shareholder proposal, the terms of our proxy access bylaw and additional information, including the market practices discussed below, the Board continues to believe that our existing proxy access bylaw appropriately balances the shareholder right to proxy access with the best interests of all our shareholders. Our Board believes that a 20 shareholder limit is appropriate because it recognizes administrative considerations and costs while still affording shareholders a meaningful proxy access right. In connection with our 2016 Annual Meeting, our shareholders voted on a proxy access proposal submitted by the proponent, which requested, among other things, that we adopt a proxy access bylaw without the 20 shareholder limit. Our shareholders rejected the proposed proxy access bylaw, with more than 69% of votes cast against the proposal.

Our Existing Proxy Access Bylaw Limit is Consistent with Market Practices

Our Bylaw’s limit on the size of a proxy access nominating group is in line with current market practices, with the vast majority of companies imposing the same or a more restrictive limit. Of the 644 companies that adopted proxy access from 2015 through January 2021, 629 companies (over 97%) have adopted a limit on the size of the nominating group, and our 20 shareholder limit is the same or more permissive than the limit adopted at 96% of companies with proxy access provisions. The limit on the size of the nominating group is designed to control the administrative burden of confirming and monitoring share ownership of a large nomination group. Under the current threshold, our shareholders already have the meaningful ability to aggregate their ownership and participate in the director nomination and election process.

Lowe’s is Committed to Shareholder Engagement and Sound Governance Practices that Empower our Shareholders

The Board also believes that adoption of this proposal is unnecessary because the Company is committed to high standards of corporate governance and has already taken a number of steps to further achieve greater transparency and accountability to shareholders. With respect to our proxy access bylaw in particular, in 2019, the Board amended the proxy access bylaw to remove the restriction on the re-nomination of a proxy access nominee based on the percentage of votes received in prior elections. Furthermore, our robust shareholder engagement program empowers shareholders to raise their concerns with the Company and enables the Company to effectively address these concerns in a transparent manner.

In addition to our proxy access rights described above, the Board regularly reviews our corporate governance practices to identify and, where appropriate, to adopt potential enhancements. Some of the Company’s strong governance policies and practices include:

•	Annual election of directors by a majority of votes cast in uncontested elections;

•	10 of 11 director nominees are independent, including our Chairman, and the five Board committees are comprised only of independent directors;

•	The Nominating and Governance Committee evaluates each director annually and makes a recommendation to the Board on his or her nomination for election;

•	Shareholders owning 15% of shares outstanding have the right to call a special meeting of shareholders (threshold was reduced from 25% to 15% at the 2020 Annual Meeting pursuant to a management proposal);

•	We provide opportunities for our shareholders to communicate directly with our Board; and

•	Our Board is highly engaged, including on matters of corporate strategy, governance and sustainability-related matters.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures.

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Summary

The Board continues to believe that the current proxy access bylaw provides a meaningful opportunity for our shareholders to nominate directors and is in line with current market practices. Our robust shareholder engagement program provides multiple opportunities for our shareholders to communicate directly with the Board. In light of these practices, the Board believes that adoption of this proposal is not advisable. Lowe’s welcomes continued engagement with shareholders on these issues.

Upon receiving an oral or written request, the Company will promptly provide each shareholder proponent’s address and number of voting securities held.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

Except as described above, this filing does not modify or update any disclosures presented in the Proxy Statement. From and after the date of this filing, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby. Shareholders who have already voted need not take any action, but may if they wish to change or revoke their vote by following the steps described on page 66 of the Proxy Statement. Shareholders who have not voted are encouraged to vote as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 28, 2021: This filing, the Notice of 2021 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com.

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